UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): November 13, 2018

LGI HOMES, INC. (Exact name of registrant as specified in its charter)

Delaware	001-36126	46-3088013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)
(281) 362-8998
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement with Chief Executive Officer and Chairman of the Board
On November 13, 2018, LGI Homes, Inc (the “Company”) entered into a new employment agreement (the “Agreement”) with Eric Lipar, its Chief Executive Officer and Chairman of the Board (the “CEO”). The Agreement replaces the CEO’s prior employment agreement entered into as of August 23, 2013, and generally outlines the terms of his employment and includes provisions that govern confidentiality, non-competition and non-solicitation. The Agreement has an initial three year term, with automatic one-year renewals thereafter unless either party provides notice of non-renewal at least ninety days prior to the end of the term then in effect.
The CEO will be entitled to (i) receive a base salary of $840,588 per year subject to not less than annual review and potential increase and (ii) receive discretionary incentive bonuses. Additionally, the CEO shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time.
Similar to his prior employment agreement, the Agreement provides that, if the Company’s Board of Directors (the “Board”) terminates the CEO’s employment for any reason other than Cause or if he resigns for Good Reason he will be entitled to receive a payment equal to two years’ base salary, along with various other accrued benefits. If, within one year after a Change in Control or within six months prior to a Change in Control, his employment is terminated by him for Good Reason or by the Company other than for Cause, he will instead be entitled to receive severance benefits consisting of: (i) a lump sum payment equal to two year’s base salary; (ii) a lump sum payment equal to two times the amount of his target bonus; and (iii) $32,500 to enable him to fund health coverage continuation benefits, along with various other accrued benefits. In either case, such severance payments will be paid within forty-five days following his separation from service or, if he is at the time of termination a “specified employee” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, on the first to occur of (i) 10 days after the expiration of the six month period following such separation from service, (ii) death or (iii) such earlier date that complies with Code Section 409A. All such severance payments are subject to the CEO’s execution of a waiver and release agreement.
Similar to his prior employment agreement, the Agreement defines “Cause” as, following written notice to him and his failure to cure such occurrence(s): (i) any act or omission that constitutes a material breach by him under the Agreement, (ii) conviction or plea of nolo contendere by him to any felony or another crime involving dishonesty or moral turpitude or which could reflect negatively on the Company, (iii) the CEO’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence that is injurious to the Company, (iv) the CEO’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company, (v) the CEO’s refusal to follow the directions of the Board or (vi) any other willful misconduct by the CEO which is materially injurious to the financial condition or business reputation of the Company. “Good Reason” is defined in the Agreement to include: (i) a material diminution in the CEO’s base salary or a failure by the Company to pay material compensation due and payable, (ii) a material diminution in the nature or scope of the CEO’s authority, duties, responsibilities or title, (iii) requiring the CEO to be based at any office more than 50 miles from his current office location or (iv) a material breach by the Company of the Agreement, which includes the failure of any successor entity to the Company to expressly assume the Agreement.
A “Change in Control” for the purposes of the Agreement has the same definition as such term is defined in the Company’s Amended and Restated 2013 Equity Incentive Plan, as amended from time to time, or any successor long-term equity incentive plan maintained by the Company.
The foregoing description of the terms of the Agreement does not purport to be a complete description and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference in its entirety into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated as of November 13, 2018, between the Company and Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2018
LGI HOMES, INC.

	By:	/s/ Eric Lipar
Eric Lipar
Chief Executive Officer and Chairman of the Board